EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR OUTSTANDING UNITS OF INTERESTS AT THIS TIME,
PLEASE DISREGARD THIS NOTICE.  THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER
OFFER.

August 2, 2011

Dear Wells Fargo Multi-Strategy 100 Master Fund I, LLC Member:

           We are writing to inform you of important dates relating to a tender offer by Wells Fargo Multi-Strategy 100 Master Fund I, LLC (the “Fund”).  If you are not interested in having the Fund repurchase your outstanding units of interest or a portion of your interest in the Fund (“Interest”) as of September 30, 2011, please disregard this notice and take no action.

           The tender offer period begins on August 2, 2011 and will end at 12:00 midnight, Eastern Time, on August 29, 2011, subject to any extension of the Offer made in the absolute discretion of the Fund’s board of managers.  The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests.  Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

           Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) no later than August 29, 2011.  If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF SEPTEMBER 30, 2011.

           If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to Wells Fargo Multi-Strategy 100 Master Fund I, LLC, c/o Wells Fargo Alternative Asset Management, LLC at P.O. Box 9804, Providence, RI 02940-9814, Attention: Tender Offer Administrator; or (ii) fax it to BNY Mellon at (508) 599-7836, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Time, on August 29, 2011.

           If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at BNY Mellon at (800) 305-0816.

Sincerely,

Wells Fargo Multi-Strategy 100 Master Fund I, LLC